Calculation of Filing Fee Tables
S-8
GENERAL ELECTRIC CO
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.01 par value per share	457(a)	7,500,000	$ 355.37	$ 2,665,275,000.00	0.0001381	$ 368,074.48
Total Offering Amounts:						$ 2,665,275,000.00		$ 368,074.48
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 368,074.48
Offering Note
[1]	Pursuant to rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 (this "Registration Statement") shall also cover any additional shares of Common Stock, par value $0.01 per share (the "Common Stock"), of General Electric Company (the "Registrant") as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the GE Aerospace Global Employee Stock Purchase Plan. The proposed maximum offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act based on the average of the high and low sale prices of the Common Stock, as quoted on the New York Stock Exchange, on July 13, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources